Exhibit 99.1

                            Tyco International Ltd.
                              The Gibbons Building
                           10 Queen Street, Suite 301
                             Hamilton HM11, Bermuda


FOR IMMEDIATE RELEASE                    CONTACT:
                                         J. Brad McGee
                                         Tyco International (US) Inc.
                                         Senior Vice President
                                         (603) 778-9700


         Hamilton, Bermuda, December 9, 1999 - Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC) said today that it was advised yesterday that the staff of the U.S. Securities and Exchange Commission is conducting a "nonpublic, informal inquiry" relating to charges and reserves taken in connection with the company's acquisitions. Pursuant to this inquiry, Tyco will be providing information and documents to the staff on a voluntary basis.

         "In light of the recent market activity in our stock, which is not justified by any development at the company, we welcome the opportunity to respond to this request. We remain confident of our accounting methodology, our public disclosures and the continuing strength of our business," said L. Dennis Kozlowski, Chairman and CEO of Tyco.

         The company's Annual Report on Form 10-K for the 1999 fiscal year will be filed on December 13, 1999 as scheduled.

         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and servicer of electrical and electronic components and undersea telecommunications systems, the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, has strong leadership positions in disposable medical products, plastics, and adhesives, and is the largest manufacturer of flow control valves. The Company operates in more than 80 countries around the world and has expected fiscal 2000 revenues in excess of $25 billion.

FORWARD LOOKING INFORMATION

         Comments in this release concerning expected fiscal 2000 and Tyco's expectations for continuing business strength are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Tyco's 1998 Annual Report to Shareholders, Tyco's 1998 Annual Report on Form 10-K, Tyco's Current Report on Form 8-K filed on June 3, 1999.

# # #
120999 518